EXHIBIT 99.1

TOR Minerals Announces Fourth Quarter and Full Year 2007 Financial Results

CORPUS CHRISTI, Texas, February 20, 2008-- TOR Minerals International (Nasdaq:TORM), producer of synthetic TIO2 color pigments, specialty aluminas, and other high performance mineral fillers today announced its financial results for the fourth quarter and year ended December 31, 2007.  The company reported net income available to common shareholders of $11,000, or $0.00 per diluted share, on net sales of $27,961,000 for the year ended December 31, 2007. This compares with net income available to common shareholders of $33,000, or $0.00 per share, on net sales of $26,079,000 for the year ended December 31, 2006.

Sales of specialty alumina products increased by 35 percent in 2007, reflecting the successful introduction of new, high value-added alumina products and gaining several new customers.  Hitox sales declined 2 percent and other revenue was flat year-over-year, resulting in a 7 percent increase in net sales for 2007.

Net sales for the fourth quarter ended December 31, 2007, was $5,969,000 compared to $5,355,000 for the fourth quarter ended December 31, 2006. The net loss available to common shareholders was $230,000, or ($0.03) per diluted share, for the fourth quarter of 2007 compared to a net loss of $275,000, or ($0.04) per share, for the fourth quarter of 2006.

The 11 percent increase in fourth quarter net sales was primarily due to a 27 percent growth in specialty alumina sales. At 6 percent growth, Hitox sales returned to positive growth for the quarter. All other product sales grew 7 percent.

The company said that it experienced significant raw material, energy and freight cost pressure during 2007, but was able to offset these costs by making improvements to revenue mix, processing technologies and tightly controlling operating expenses.

"2007 was a year of significant innovation in product development.  With the successful introduction of new high value-added specialty alumina products, we restored growth and profitability to that business.  Our newly developed colored pigments are currently in testing with two dozen customers, and are expected to lay the foundation for resumed growth and profitability for our TiO2 pigment business in 2008," said Dr. Olaf Karasch, Chief Executive Officer of TOR Minerals.  "Looking forward, we plan to continue to introduce innovative high value-added products and look for ways to further leverage marketing and manufacturing opportunities in our global operations."

The company announced operational changes that will reduce synthetic rutile stocking levels by 50 percent while continuing to support future growth and customer service levels.  As a result of these changes, the company will temporarily idle synthetic rutile production, which is expected to have a negative affect on fixed cost absorption and result in a loss in the first quarter of 2008. "While idling synthetic rutile production will temporarily sacrifice profitability in the first quarter, the operational changes lower inventory stocking requirements, improve cash flow, and improve returns going forward," said Steve Parker, Chief Financial Officer of TOR Minerals.

During 2008, the company expects specialty alumina sales to continue to post double digit sales increases and the new TiO2 colored pigment products to contribute significantly to growth in the second half of 2008.  During 2008, the company expects profitability to ramp in each quarter of the year as new products are introduced and processes are improved.

TOR Minerals will host a conference call at 4:00 p.m. Central Time on February 20, 2008 to further discuss fourth quarter results. The call will be simultaneously webcast, and can be accessed via the News section on the company's website at www.torminerals.com.  Interested parties may also access the conference call via telephone by dialing 877-407-9210.

Headquartered in Corpus Christi, Texas, TOR Minerals is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

EXHIBIT 99.1

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
David Mossberg
Beacon Street Group, LLC
(817) 310-0051

EXHIBIT 99.1

TOR Minerals International, Inc. and Subsidiaries Consolidated Statements of Operations (In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007 (Unaudited)	2006 (Unaudited)	2007 (Unaudited)	2006
NET SALES	$5,969	$5,355	$27,961	$26,079
Cost of sales	5,029	4,547	22,768	20,939
GROSS MARGIN	940	808	5,193	5,140
Technical services and research and development	62	54	245	239
General, administrative and selling expenses	1,014	928	4,290	4,160
(Gain) loss on disposal of assets	(12)	1	(12)	1
OPERATING INCOME (LOSS)	(124)	(175)	670	740
OTHER INCOME (EXPENSE):
Interest income	7	2	18	17
Interest expense	(166)	(148)	(684)	(547)
Loss on foreign currency exchange rate	9	(81)	25	(135)
Other, net	-	20	-	20
INCOME (LOSS) BEFORE INCOME TAX	(274)	(382)	29	95
Income tax expense (benefit)	(59)	(122)	(42)	2
NET INCOME (LOSS)	$(215)	$(260)	$71	$93
Less: Preferred Stock Dividends	15	15	60	60
Income (Loss) Available to Common Shareholders	$(230)	$(275)	$11	$33

Income (loss) per common share:
Basic	$(0.03)	$(0.04)	$0.00	$0.00
Diluted	$(0.03)	$(0.04)	$0.00	$0.00
Weighted average common shares outstanding:
Basic	7,849	7,839	7,849	7,836
Diluted	7,849	7,839	7,885	7,873

EXHIBIT 99.1

TOR Minerals International, Inc. and Subsidiaries Consolidated Balance Sheets (In thousands, except share and per share amounts)

	December 31,
	2007 (Unaudited)	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$376	$896
Trade accounts receivable, net	3,791	3,593
Inventories	11,392	10,949
Other current assets	578	555
Total current assets	16,137	15,993
PROPERTY, PLANT AND EQUIPMENT, net	20,421	20,034
GOODWILL	2,131	1,927
OTHER ASSETS	47	57
	$38,736	$38,011

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,992	$2,036
Accrued expenses	1,266	2,062
Notes payable under lines of credit	4,576	811
Current deferred tax liability	16	401
Current maturities - Capital Leases	80	65
Current maturities of long-term debt - Financial Institutions	907	580
Current maturities of long-term debt - Related Parties	-	400
Total current liabilities	8,837	6,355
LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES
Capital Leases	213	254
Long-term debt - Financial Institutions	2,678	2,835
Notes payable under lines of credit	-	3,525
DEFERRED TAX LIABILITY	603	213
Total liabilities	12,331	13,182
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Series A 6% convertible preferred stock $.01 par value: authorized, 5,000 shares; 200 shares issued and outstanding at 12/31/07 and 12/31/06	2	2
Common stock $.25 par value: authorized, 10,000 shares; 7,869 and 7,839 shares issued and outstanding at 12/31/07 and at 12/31/06, respectively	1,967	1,960
Additional paid-in capital	22,874	22,652
Accumulated deficit	(2,589)	(2,600)
Accumulated other comprehensive (loss) income:
Unrealized gain (loss) on derivatives	(1)	81
Cumulative translation adjustment	4,152	2,734
Total shareholders' equity	26,405	24,829
	$38,736	$38,011

EXHIBIT 99.1

TOR Minerals International, Inc. and Subsidiaries Consolidated Statements of Cash Flows (In thousands)

	Year Ended December 31,
	2007 (Unaudited)	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$71	$93
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	1,785	1,496
Share-based compensation	172	163
Gain on disposal of assets	(12)	-
Deferred income taxes	6	77
Provision for bad debts	-	11
Changes in working capital:
Trade accounts receivables	(49)	441
Inventories	61	(3,396)
Other current assets	(79)	(163)
Accounts payable and accrued expenses	(1,056)	382
Net cash provided by (used in) operating activities	899	(896)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(1,037)	(759)
Proceeds from sales of property, plant and equipment	16	3
Net cash used in investing activities	(1,021)	(756)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from lines of credit	154	1,819
Proceeds from capital lease	12	-
Payments on capital lease	(72)	(61)
Proceeds from long-term bank debt	1,057	241
Payments on long-term bank debt	(1,134)	(683)
Payments on related party long-term debt	(400)	(100)
Loan origination costs	11	(10)
Proceeds from the issuance of preferred stock, common stock and exercise of common stock options	57	25
Preferred stock dividends paid	(60)	(60)
Net cash provided by (used in) financing activities	(375)	1,171
Effect of exchange rate fluctuations on cash and cash equivalents	(23)	97
Net decrease in cash and cash equivalents	(520)	(384)
Cash and cash equivalents at beginning of year	896	1,280
Cash and cash equivalents at end of year	$376	$896

Supplemental cash flow disclosures:
Interest paid	$684	$543
Income taxes paid	$10	$15